[DECHERT LLP Letterhead]

August 22, 2014

Washington Mutual Investors Fund

6455 Irvine Center Drive

Irvine, CA 92618

Re: Securities Act Registration No. 002-11051

Investment Company Act File No. 811-00604

Dear Ladies and Gentlemen:

We have acted as counsel for Washington Mutual Investors Fund, a Delaware statutory trust (the “Fund”), in connection with Post-Effective Amendment No. 129 to the Fund’s Registration Statement on Form N-1A, together with all Exhibits thereto (the “Registration Statement”), under the Securities Act of 1933 (the “Securities Act”) and Amendment No. 57 to the Registration Statement under the Investment Company Act of 1940. You have asked for our opinion regarding the issuance of shares of beneficial interest by the Fund in connection with its registration of Class R-2E shares (the “Shares”).

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various organizational records of the Fund and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

Based upon the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to the Registration Statement, when sold and delivered by the Fund against receipt of the net asset value of the Shares in accordance with the terms of the Registration Statement and the requirements of applicable law, will be duly and validly authorized, legally and validly issued, and fully paid and non-assessable by the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the U.S. Securities and Exchange Commission, and to the use of our name in the Fund’s Registration Statement and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP